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                      CONSENT OF INDEPENDENT ACCOUNTANTS



          We consent to the incorporation by reference in Post-Effective Amendment No. 41 to the Registration Statement of First Variable Rate Fund for Government Income (comprised of the Calvert First Government Money Market Fund) on Form N-1A (File Number 2-56809 and 811-2633) of our report dated February 11, 2000, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1999, which is incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the heading "Financial Highlights" in the prospectus.



PricewaterhouseCoopers LLP
Baltimore, Maryland
April 27, 2001

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